The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Registration Statement No. 333-173924
Filed Pursuant to Rule 424(b)(2)
Subject to Completion, dated July 27, 2012
Pricing Supplement to the Prospectus dated June 22, 2011, the Prospectus Supplement dated June 22, 2011 and the Product Supplement dated June 23, 2011
Senior Medium-Term Notes, Series B
Contingent Risk Absolute Return Notes due August 29, 2014
Each Linked to a Single Exchange Traded Fund
•
This pricing supplement relates to three separate offerings of Contingent Risk Absolute Return Notes. Each issue of the notes is linked to one, and only one, Underlying Asset named below. You may participate in any of the three offerings or, at your election, two or more of the offerings. This pricing supplement does not, however, allow you to purchase a single note linked to a basket of two or more of the Underlying Assets described below.

•	An investor in the notes may lose all or a portion of their principal amount at maturity.

•
The notes are designed for investors who seek a 1-to-1 return based on the appreciation in the share price of the applicable Underlying Asset. In addition, if a Barrier Event (as defined below) does not occur, and if the Final Level of the applicable Underlying Asset is less than its Initial Level, you will receive a positive return on your notes equal to the percentage by which that price declines.

•
If a Barrier Event occurs, and the Final Level is less than the Initial Level, investors will lose 1% of their principal amount for each 1% decrease in the price of the applicable Underlying Asset from the pricing date to the valuation date.

•
A “Barrier Event” will occur if the closing price of the applicable Underlying Asset on any trading day from the pricing date to the valuation date is less than the applicable Barrier Level (as defined below), which is expressed as a percentage of the price of the applicable Underlying Asset on the pricing date.

•	The notes will not bear interest.

•	Any payment at maturity is subject to the credit risk of Bank of Montreal.

•	Investing in the notes is not the equivalent of investing in the shares of the applicable Underlying Asset.

•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

•	The notes are expected to price on or about August 29, 2012, and to be issued on or about August 31, 2012.

•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

Specific Terms for Each of the Notes:
Underlying Asset	Principal Amount*	Barrier Level (% of Initial Level)*	Initial Level*	CUSIP	Price to Public(1)	Agent’s Commission(1)	Proceeds to Bank of Montreal
PowerShares QQQ Trust, Series 1 (QQQ)	US$●	[79-83]%		06366RGM1	100% US$●	0%	100% US$●
iShares® MSCI Emerging Markets Index Fund (EEM)	US$●	[74-78]%		06366RGN9	100% US$●	0%	100% US$●
iShares® MSCI EAFE Index Fund (EFA)	US$●	[62-66]%		06366RGP4	100% US$●	0%	100% US$●
* The actual principal amount, Initial Level and Barrier Level for each note will be set on the Pricing Date.

(1)  The price to the public specified above is expected to include the profit that we would recognize earned by hedging our exposure under the notes.

Investing in the notes involves risks, including those described in “Selected Risk Considerations” beginning on page P-4 of this pricing supplement, “Additional Risk Factors Relating to the Notes” beginning on page PS-5 of the product supplement, and “Risk Factors” beginning on page S-3 of the prospectus supplement and on page 7 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.
We expect to deliver the notes through the facilities of The Depository Trust Company on or about August 31, 2012.

BMO CAPITAL MARKETS

Key Terms of The Notes:

Payment at Maturity:
If the Percentage Change is positive, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

Principal Amount + (Principal Amount × Percentage Change)

If the Percentage Change is less than or equal to zero, and a Barrier Event has not occurred, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

Principal Amount + (-1 × Principal Amount × Percentage Change)

In this case, subject to our credit risk, investors will receive a positive return on the notes, even though the price of the applicable Underlying Asset has declined since the pricing date.

If the Percentage Change is less than or equal to zero, and a Barrier Event has occurred, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

Principal Amount + (Principal Amount × Percentage Change) In this case, investors will lose all or a portion of the principal amount of the notes.

Initial Level:
The closing price of one share of the applicable Underlying Asset on the pricing date.  The Initial Level for each Underlying Asset will be set forth in the final pricing supplement for the notes.  Each Initial Level is subject to adjustment if certain events occur relating to the applicable Underlying Asset.

Final Level:	The closing price of one share of the applicable Underlying Asset on the valuation date.

Percentage Change:	Final Level – Initial Level, expressed as a percentage Initial Level

Barrier Event:	A Barrier Event will be deemed to occur if the closing price of the applicable Underlying Asset on any trading day during the Monitoring Period is less than the applicable Barrier Level.

Pricing Date:	On or about August 29, 2012.

Settlement Date:	On or about August 31, 2012.

Valuation Date:	On or about August 27, 2014, subject to adjustments.

Maturity Date:	On or about August 29, 2014, subject to adjustments, resulting in a term to maturity of approximately two years.

Monitoring Period:	Each trading day from the Pricing Date to, and including, the Valuation Date, excluding any trading day on which a market disruption event has occurred or is continuing.

Monitoring Method:	Close of trading day

Calculation Agent:	BMO Capital Markets Corp.

Selling Agent:	BMO Capital Markets Corp.

The pricing date, settlement date, valuation date, and maturity date are subject to change. The actual Initial Levels, Barrier Levels, pricing date, settlement date, valuation date and maturity date for the notes will be set forth in the final pricing supplement.

We may use this pricing supplement in the initial sale of the notes. In addition, BMO Capital Markets Corp. or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Additional Terms of the Notes

This pricing supplement relates to three separate note offerings. Each issue of offered notes is linked to one, and only one, Underlying Asset. The purchaser of a note will acquire a security linked to a single Underlying Asset (and not to a basket that includes any other Underlying Asset). You may participate in one, two or three of the note offerings.

You should read this pricing supplement together with the product supplement dated June 23, 2011, the prospectus supplement dated June 22, 2011 and the prospectus dated June 22, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated June 23, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000121465911002118/f622112424b5.htm

•	Prospectus supplement dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060741/o71090b5e424b5.htm

•	Prospectus dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060730/o71090b2e424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Bank of Montreal.

Selected Risk Considerations

An investment in any of the notes involves significant risks. Investing in any of the notes is not equivalent to investing directly in any of the Underlying Assets.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement dated June 23, 2011.

•
Your investment in the notes may result in a loss. — You may lose some or substantially all of your investment in the notes. The payment at maturity will be based on the applicable Final Level, and whether a Barrier Event occurs.  If the closing price of the applicable Underlying Asset is less than the applicable Barrier Level during the Monitoring Period, a Barrier Event will have occurred, and the protection provided by that Barrier Level will terminate. Under these circumstances, you could lose some or all of the principal amount of your notes.

•
The protection provided by a Barrier Level may terminate on any day during the Monitoring Period.— If the closing price of the applicable Underlying Asset on any trading day during the Monitoring Period is less than the applicable Barrier Level, you will be fully exposed at maturity to any decrease in the price of the applicable Underlying Asset.  Under these circumstances, if the Percentage Change on the Valuation Date is less than zero, you will lose 1% (or a fraction thereof) of the principal amount of your investment for every 1% (or a fraction thereof) that the Percentage Change is less than the applicable Initial Level.  You will be subject to this potential loss of principal even if, after the Barrier Event, the level of the applicable Underlying Asset increases above the applicable Barrier Level.

•
Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay the amount due at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

•
Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of shares of the Underlying Assets or securities included in the Underlying Indices (as defined below) on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the prices of the Underlying Assets and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Underlying Assets. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

•
The inclusion of hedging profits in the original offering price of the notes is likely to adversely affect the price at which you can sell your notes. — Assuming no change in market conditions or any other relevant factors, the price, if any, at which BMOCM or any other party may be willing to purchase the notes in secondary market transactions may be lower than the initial public offering price. The initial public offering price will include, and any price quoted to you is likely to exclude, the hedging profits that we expect to earn with respect to hedging our exposure under the notes. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.

•
Owning the notes is not the same as owning the applicable Underlying Asset or a security directly linked to the applicable Underlying Asset. — The return on your notes will not reflect the return you would realize if you actually owned the applicable Underlying Asset or a security directly linked to the performance of the applicable Underlying Asset and held that investment for a similar period.  Your notes may trade quite differently from the applicable Underlying Asset.  Changes in the price of the applicable Underlying Asset may not result in comparable changes in the market value of your notes.  Even if the price of the applicable Underlying Asset increases during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the notes to decrease while the price of the applicable Underlying Asset increases. In addition, any dividends or other distributions paid on the applicable Underlying Asset will not be reflected in the amount payable on the notes.

•
You will not have any ownership rights in the applicable Underlying Asset or any securities held by the applicable Underlying Asset and will have no right to receive any of those shares or other distributions. — Investing in your notes will not make you a holder of any shares of the applicable Underlying Asset, or any securities held by the applicable Underlying Asset. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the applicable Underlying Asset or those securities held by the applicable Underlying Asset.

•
An investment in the notes is subject to risks associated with foreign securities markets. — Two of the Underlying Indices, the MSCI Emerging Markets Index and the MSCI EAFE Index, track the value of certain foreign equity securities.  In addition, the PowerShares QQQ Trust, Series 1 may also hold shares of non-U.S. securities that are included in the Nasdaq-100 Index®.  You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks.  The foreign securities markets comprising any of these Underlying Indices may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets.  Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets.  Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions.  These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region.  Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•
An investment in the notes linked to the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund are subject to foreign currency exchange rate risk. — The share prices of these funds will fluctuate based upon their respective net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by these funds  are traded.  Accordingly, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by these funds are traded.  An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar.  If the dollar strengthens against these currencies, the net asset value of the these funds will be adversely affected and the price of the applicable Underlying Asset may decrease.

•
Adjustments to the applicable Underlying Asset could adversely affect the notes. — BlackRock Fund Advisors (“BFA”), as the investment advisor of the iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI EAFE Index Fund, and The Bank of New York Mellon (“BONY”), as the trustee of the PowerShares QQQ Trust, Series 1, are responsible for maintaining the applicable Underlying Asset. BFA and BONY can add, delete or substitute the stocks comprising the applicable Underlying Asset. Other methodological changes could also be made that change the share price of the applicable Underlying Asset at any time.  Neither BFA nor BONY is involved in any offering of the notes in any way and none has any obligation to consider your interests as an owner of the notes in taking any actions relating to the applicable Underlying Asset that might affect the value of the notes. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of notes linked to the applicable Underlying Asset.

•
We and our affiliates generally do not have any affiliation with the investment advisor or sponsor of the applicable Underlying Asset and are not responsible for its public disclosure of information. — BFA, as the investment advisor of the iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI EAFE Index Fund, and Invesco PowerShares Capital Management LLC (“Invesco”), as the investment sponsor of the PowerShares QQQ Trust, Series 1, may advise the applicable Underlying Asset on various matters, including matters relating to the policies, maintenance and calculation of the applicable Underlying Asset. We and our affiliates are not affiliated with the investment advisor or sponsor of any Underlying Asset in any way and have no ability to control or predict any of their actions, including any errors in or discontinuance of disclosure regarding the applicable Underlying Asset or their methods or policies relating to the applicable Underlying Asset. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the applicable investment advisor, sponsor or Underlying Asset contained in any public disclosure of information.  You, as an investor in the notes, should make your own investigation into the applicable Underlying Asset.

•
The correlation between the performance of the applicable Underlying Asset and the performance of the applicable Underlying Index may be imperfect. — The performance of the applicable Underlying Asset is linked principally to the performance of the applicable Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on the applicable Underlying Asset may correlate imperfectly with the return on the applicable Underlying Index.

•
The applicable Underlying Asset is subject to management risks. — The applicable Underlying Asset is subject to management risk, which is the risk that the fund’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, BFA may invest a portion of the applicable Underlying Asset’s assets in securities not included in the relevant industry or sector but which the investment advisor believes will help the applicable Underlying Asset track the relevant industry or sector.

•
Changes that affect the applicable index underlying an Underlying Asset will affect the market value of the notes and the amount you will receive at maturity. — The policies of the sponsors (each, an “Index Sponsor”) of the Nasdaq-100 Index®, the MSCI Emerging Markets Index and the MSCI EAFE Index (each, an “Underlying Index”) concerning the calculation of the applicable Underlying Index, additions, deletions or substitutions of the components of the applicable Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the applicable Underlying Index, could affect the share price of the applicable Underlying Asset, the amount payable on the notes at maturity, and the market value of the notes prior to maturity.  The amount payable on the notes and their market value could also be affected if the applicable Index Sponsor changes these policies, for example, by changing the manner in which it calculates the applicable Underlying Index, or if the applicable Index Sponsor discontinues or suspends the calculation or publication of the applicable Underlying Index.

None of the Index Sponsors is an affiliate of ours or will be involved in any offerings of the notes in any way. Consequently, we have no control over the actions of any Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The Index Sponsors have no obligation of any sort with respect to the notes. Thus, the Index Sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from any issuance of the notes will be delivered to any Index Sponsor.

•
Lack of liquidity. — The notes will not be listed on any securities exchange.  BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.

•
Hedging and trading activities.  — We or any of our affiliates may carry out hedging activities related to the notes, including purchasing or selling the securities included in the applicable Underlying Asset, or futures or options relating to the applicable Underlying Asset, or other derivative instruments with returns linked or related to changes in the performance of the applicable Underlying Asset. We or our affiliates may also engage in trading of shares of the applicable Underlying Asset or securities included in the applicable Underlying Index from time to time. Any of these hedging or trading activities on or prior to the pricing date and during the term of the notes could adversely affect our payment to you at maturity.

•
Many economic and market factors will influence the value of the notes. — In addition to the price of the applicable Underlying Asset and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

Hypothetical Return on the Notes at Maturity

The following table and examples illustrate the hypothetical return at maturity on a $1,000 investment in a hypothetical issuance of the notes.  The “return,” as used in this section is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 in principal amount of the notes to $1,000.  The hypothetical total returns set forth below are based on a hypothetical Initial Level of 100.00, and a hypothetical Barrier Level of 81.00.  The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to investors in any of the notes.  The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

		If a Barrier Event has Not Occurred		If a Barrier Event has Occurred
Hypothetical Final Level	Percentage Change	Return on the Notes	Payment at Maturity	Return on the Notes	Payment at Maturity
10.00	-90.00%	N/A	N/A	-90.00%	$100.00
20.00	-80.00%	N/A	N/A	-80.00%	$200.00
30.00	-70.00%	N/A	N/A	-70.00%	$300.00
40.00	-60.00%	N/A	N/A	-60.00%	$400.00
50.00	-50.00%	N/A	N/A	-50.00%	$500.00
60.00	-40.00%	N/A	N/A	-40.00%	$600.00
70.00	-30.00%	N/A	N/A	-30.00%	$700.00
75.00	-25.00%	N/A	N/A	-25.00%	$750.00
80.00	-20.00%	N/A	N/A	-20.00%	$800.00
81.00	-19.00%	19.00%	$1,190.00	-19.00%	$810.00
90.00	-10.00%	10.00%	$1,100.00	-10.00%	$900.00
100.00	0.00%	0.00%	$1,000.00	0.00%	$1,000.00
110.00	10.00%	10.00%	$1,100.00	10.00%	$1,100.00
120.00	20.00%	20.00%	$1,200.00	20.00%	$1,200.00
130.00	30.00%	30.00%	$1,300.00	30.00%	$1,300.00
140.00	40.00%	40.00%	$1,400.00	40.00%	$1,400.00
150.00	50.00%	50.00%	$1,500.00	50.00%	$1,500.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The level of the Underlying Asset decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 55.00, representing a Percentage Change of -45%.  Because the Percentage Change is negative and the hypothetical Final Level of 55.00 is less than the hypothetical Barrier Level, the investor receives a payment at maturity of $550 per $1,000 in principal amount of the notes, calculated as follows:

Principal Amount + (Principal Amount x Percentage Change) = Payment at Maturity

$1,000 + ($1,000 x -45%) = $550

Example 2: The level of the Underlying Asset decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 90.00, representing a Percentage Change of -10%, and a Barrier Event has occurred during the Monitoring Period.  Because the hypothetical Final Level of 90.00 is less than the hypothetical Initial Level and a Barrier Event has occurred, the investor receives a payment at maturity of $900 per $1,000 in principal amount of the notes, calculated as follows:

Principal Amount + [Principal Amount x Percentage Change] = Payment at Maturity

$1,000 + [$1,000 × -10%] = $900

Example 3: The level of the Underlying Asset decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 90.00, representing a Percentage Change of -10%, but a Barrier Event has not occurred during the Monitoring Period.  Because the hypothetical Final Level of 90.00 is less than the hypothetical Initial Level and a Barrier Event has not occurred, the investor receives a payment at maturity of $1,100 per $1,000 in principal amount of the notes, calculated as follows:

Principal Amount + [-1 x Principal Amount x Percentage Change] = Payment at Maturity

$1,000 + [-1 x $1,000 x -10%] = $1,100

In this case, you will receive a positive return on the notes, even though the price of the Underlying Asset has declined.

Example 4: The level of the Underlying Asset increases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 130.00, representing a Percentage Change of 30%.  Because the hypothetical Final Level of 130.00 is greater than the hypothetical Initial Level, the investor receives a payment at maturity of $1,300 per $1,000 in principal amount of the notes, calculated as follows:

Principal Amount + [Principal Amount x Percentage Change] = Payment at Maturity

$1,000 + [$1,000 x 30%] = $1,300

U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations,” which applies to the notes.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-United States holder (as defined in the product supplement).  Under recently proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the notes on or after January 1, 2013 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-United States holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the notes in order to minimize or avoid U.S. withholding taxes.

The Internal Revenue Service has issued notices and the Treasury Department has issued proposed regulations affecting the legislation enacted on March 18, 2010 and discussed in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Legislation Affecting Taxation of Notes Held By or Through Foreign Entities.”  Pursuant to the Internal Revenue Service notices, withholding requirements with respect to the notes will generally begin no earlier than January 1, 2014. Pursuant to the proposed regulations, if finalized in their current form, the withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2013.  Holders are urged to consult their own tax advisors regarding the implications of this legislation and subsequent guidance on their investment in the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMO Capital Markets Corp. will purchase the notes from us on the settlement date at the purchase price reflected on the cover page, and will not receive a commission in connection with the sale of the notes.

We own, directly or indirectly, all of the outstanding equity securities of BMO Capital Markets Corp., the agent for this offering. In accordance with FINRA Rule 5121, BMO Capital Markets Corp. may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We reserve the right to withdraw, cancel or modify the offering of any of the notes and to reject orders in whole or in part. You may cancel any order for the notes prior to its acceptance.

You should not construe the offering of any of the notes as a recommendation of the merits of acquiring an investment linked to the applicable Underlying Asset (or any other Underlying Asset) or as to the suitability of an investment in any of the notes.

BMO Capital Markets Corp. may, but is not obligated to, make a market in the notes. BMO Capital Markets Corp. will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of notes. In addition, BMO Capital Markets Corp. or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless BMO Capital Markets Corp., or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMO Capital Markets Corp. in a market-making transaction.

The Underlying Assets

We have derived the following information from publicly available documents, including documents published by Invesco and BlackRock Institutional Trust Company, N.A. (“BTC”), as applicable, and we have not independently verified this information. We are not affiliated with any Underlying Asset and the Underlying Assets will have no obligations with respect to the notes. This pricing supplement relates only to the notes and does not relate to any Underlying Asset or any securities included in the applicable Underlying Index. Neither we nor BMO Capital Markets Corp. participates in the preparation of the publicly available documents described below. Neither we nor BMO Capital Markets Corp. has made any due diligence inquiry with respect to any Underlying Asset in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of an Underlying Asset have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning an Underlying Asset could affect the value of that Underlying Asset during the term of the notes and on the Valuation Date and therefore could affect the payment at Maturity.

The selection of an Underlying Asset is not a recommendation to buy or sell the shares of any Underlying Asset. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of any Underlying Asset.

PowerShares QQQ Trust, Series 1

PowerShares QQQ TrustSM, Series 1 (the “PowerShares Trust”), an exchange traded fund, is a registered investment company which both (a) continuously issues and redeems “in kind” its shares, known as PowerShares QQQ Shares, only in large lot sizes called Creation Units at their daily net asset value (“NAV”) and (b) lists the shares individually for trading on the NASDAQ Stock Market (the “NASDAQ”) at prices established throughout the trading day, like any other listed equity security trading in the secondary market on the NASDAQ.  The securities held by the PowerShares Trust consist of a portfolio of equity securities or, in the case of securities not yet delivered in connection with purchases made by the PowerShares Trust or portfolio deposits, confirmations of contracts to purchase such securities (collectively, the “Portfolio”).  The investment objective of the PowerShares Trust is to provide investment results that generally correspond to the price and yield performance of the NASDAQ-100 Index® by holding all the stocks comprising the NASDAQ-100 Index®.

The PowerShares Trust, which holds the Portfolio and cash, is not actively managed by traditional methods, which typically involve effecting changes in the Portfolio on the basis of judgments made relating to economic, financial and market considerations.  To maintain the correlation between the composition and weights of the securities in the PowerShares Trust and the stocks in the NASDAQ-100 Index®, the trustee adjusts the securities held by the PowerShares Trust from time to time to conform to periodic changes in the identity and/or relative weights of the securities.  The composition and weighting of the securities portion of a portfolio deposit are also adjusted to conform to changes in the NASDAQ-100 Index®.

Information provided to or filed with the SEC by the PowerShares Trust under the Exchange Act and the Investment Company Act as to the Underlying Asset can be located at the SEC’s facilities or through the SEC’s Website by reference to SEC file numbers 333-61001 and 811-8947, respectively.  We make no representation or warranty as to the accuracy or completeness of the information or reports.

The shares of the PowerShares Trust trade on NASDAQ Global Market under the symbol “QQQ.”

The NASDAQ-100 Index®

The NASDAQ-100 Index® is intended to measure the performance of the 100 largest domestic and international non-financial securities listed on the NASDAQ based on market capitalization. The NASDAQ-100 Index® includes companies across major industry groups, including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including, investment companies.

The NASDAQ-100 Index® was initially published on January 31, 1985 at a base value of 125.00.  The NASDAQ-100 Index® is calculated and published by NASDAQ OMX.  In administering the NASDAQ-100 Index®, NASDAQ OMX will exercise reasonable discretion as it deems appropriate.

The level of the NASDAQ-100 Index® equals the aggregate value of the NASDAQ-100 Index® share weights of each of the NASDAQ-100 Index® securities multiplied by each such security’s last sale price (last sale price refers to the last sale price on NASDAQ), and divided by the divisor of the NASDAQ-100 Index® (the “Divisor”).  The Divisor serves the purpose of scaling such aggregate value to a lower order of magnitude, which is more desirable for index reporting purposes.  If trading in a NASDAQ-100 Index® security is halted while the market is open, the last traded price for that security is used for all NASDAQ-100 Index® computations until trading resumes.  If trading is halted before the market is open, the previous day’s last sale price is used.

The formula for determining the NASDAQ-100 Index® value is as follows:

Aggregate Adjusted Market Value/Divisor

The NASDAQ-100 Index® is ordinarily calculated without regard to cash dividends on NASDAQ-100 Index® securities.

The NASDAQ-100 Index® is calculated during the trading day and is disseminated every 15 seconds from 09:30:15 to 17:16:00 ET through the NASDAQ Index Dissemination ServicesSM.  The closing value of the NASDAQ-100 Index® may change up until 17:15:00 ET due to corrections to the last sale price of the NASDAQ-100 Index® securities.

Underlying Stock Eligibility Criteria

NASDAQ-100 Index® eligibility is limited to specific security types only.  The security types eligible for the NASDAQ-100 Index® include foreign or domestic common stocks, ordinary shares, ADRs, shares of beneficial interest or limited partnership interests, and tracking stocks.  Security types not included in the NASDAQ-100 Index® are closed-end funds, convertible debt securities, exchange traded funds, preferred stocks, rights, warrants, units, and other derivative securities.  The NASDAQ-100 Index® does not contain securities of investment companies.  For purposes of the NASDAQ-100 Index® eligibility criteria, if the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying security.

Initial Eligibility Criteria

To be eligible for initial inclusion in the NASDAQ-100 Index®, a security must be listed on NASDAQ and meet the following criteria:

•
the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares;

•
if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;

•	only one class of security per issuer is allowed;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for the NASDAQ-100 Index®;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn;

•
the issuer of the security must have “seasoned” on NASDAQ or another recognized market (generally, a company is considered to be seasoned if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); and

•
if the security would otherwise qualify to be in the top 25% of the securities included in the NASDAQ-100 Index® by market capitalization for the six prior consecutive month-ends, then a one-year “seasoning” criterion would apply.

Continued Eligibility Criteria

•	In addition, to be eligible for continued inclusion in the NASDAQ-100 Index®, the following criteria apply:

•
the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares (determined annually during the ranking review process);

•
if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S. (measured annually during the ranking review process);

•
the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NASDAQ-100 Index® at each month-end. In the event a company does not meet this criterion for two consecutive month-ends, it will be removed from the NASDAQ-100 Index® effective after the close of trading on the third Friday of the following month; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

Ranking Review

Except under extraordinary circumstances that may result in an interim evaluation, NASDAQ review the composition of the NASDAQ-100 Index® on an annual basis as follows (the “Ranking Review”).  Securities listed on NASDAQ which meet the applicable eligibility criteria above are ranked by market value. Index-eligible securities which are already in the NASDAQ-100 Index® and which are ranked in the top 100 eligible securities (based on market capitalization) are retained in the NASDAQ-100 Index®.  A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review.  Securities not meeting such criteria are replaced.  The replacement securities chosen are those NASDAQ-100 Index®-eligible securities not currently in the NASDAQ-100 Index® that have the largest market capitalization.  The data used in the ranking includes end of October NASDAQ market data and is updated for total shares, as set forth in each issuer’s SEC filings through the end of the following November.

Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December.  Replacements are made effective after the close of trading on the third Friday in December.  Moreover, if at any time during the year a NASDAQ-100 Index® security is determined by NASDAQ OMX to become ineligible for continued inclusion in the NASDAQ-100 Index® based on the Continued Eligibility Criteria (above), the security will be replaced with the security that has the largest market capitalization that is not currently in the NASDAQ-100 Index® and meeting the Initial Eligibility Criteria listed above.

Index Maintenance

The value of the NASDAQ-100 Index® equals the aggregate value of the NASDAQ-100 Index® share weights of each of the NASDAQ-100 Index® securities multiplied by each such security’s last sale price (last sale price refers to the last sale price on NASDAQ), and divided by the Divisor of the NASDAQ-100 Index®. Changes in the price and/or NASDAQ-100 Index® share weights driven by corporate events such as stock dividends, splits, and certain spin-offs and rights issuances will be adjusted on the ex-date.  If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10.0%, the change will be made as soon as practicable, normally within 10 days of such action.  Otherwise, if the change in total shares outstanding is less than 10.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December.  The NASDAQ-100 Index® share weights are derived from the security’s total shares outstanding.  The NASDAQ-100 Index® share weights are adjusted by the same percentage amount by which the total shares outstanding have changed.

In the case of a special cash dividend, NASDAQ OMX will determine on an individual basis whether to make a change to the price and/or shares of a NASDAQ-100 Index® security in accordance with its NASDAQ-100 Index® dividend policy.  If it is determined that a change will be made, it will become effective on the ex-date.

Ordinarily, whenever there is a change in NASDAQ-100 Index® share weights, a change in a NASDAQ-100 Index® security or a change to the price of a NASDAQ-100 Index® security due to a spin-off, rights issuance, or special cash dividend, the Divisor is adjusted to ensure that there is no discontinuity in the value of the NASDAQ-100 Index®, which might otherwise be caused by any such change.  All changes are announced in advance and will be reflected in the NASDAQ-100 Index® prior to market open on the NASDAQ-100 Index® effective date.

The adjusted Divisor is determined as follows:

(Market Value after Adjustments/Market Value before Adjustments) x Divisor before Adjustments

Index Rebalancing

The NASDAQ-100 Index® employs an equal-dollar weighting methodology such that each security’s NASDAQ-100 Index® market value is rebalanced quarterly to an equal-dollar value corresponding to an equal percent weight of the aggregate market value of the NASDAQ-100 Index®. NASDAQ-100 Index® share weights are calculated by dividing this equal-dollar value for each NASDAQ-100 Index® security by the corresponding last sale price of the security at the close of trading on the third Friday in March, June, September, and December.

The iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund is intended to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of its Underlying Index, the MSCI Emerging Markets Index. This Underlying Asset trades on NYSE Arca under the ticker symbol “EEM”.

The MSCI Emerging Markets Index. The MSCI Emerging Markets Index is intended to measure equity market performance in the global emerging markets. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The MSCI Emerging Markets Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI Emerging Markets Index currently consists of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia,  Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand, and Turkey. As of July 25, 2012, the five largest country weights were China (17.3%), South Korea (14.7%), Brazil (13.1%), Taiwan (10.6%), and South Africa (8.0%), and the five largest sector weights were Financials (24.3%), Information Technology (13.1%), Energy (12.8%), Materials (11.6%), and Consumer Staples (8.8%).

The MSCI Emerging Markets Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

The iShares® MSCI EAFE Index Fund

The iShares® MSCI EAFE Index Fund is intended to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of its Underlying Index, the MSCI EAFE Index. This Underlying Asset trades on NYSE Arca under the ticker symbol “EFA”.

The MSCI EAFE Index. The MSCI EAFE Index is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada. The MSCI EAFE Index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100. The MSCI EAFE Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI EAFE Index currently consists of companies from the following 22 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, The Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. As of July 25, 2012, the five largest country weights were the United Kingdom (23.3%), Japan (21.1%), Australia (9.1%), Switzerland (8.7%) and France (8.3%), and the five largest sector weights were Financials (22.2%), Industrials (12.6%), Consumer Staples (12.2%), Health Care (10.4%), and Consumer Discretionary (10.4%).

The MSCI EAFE Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

General - iShares®

iShares® consists of numerous separate investment portfolios, including the applicable Underlying Assets. The applicable Underlying Assets seek investment results that correspond generally to the price and yield performance, before fees and expenses, of the corresponding Underlying Index. The applicable Underlying Assets typically earn income dividends from securities included in the applicable Underlying Index. These amounts, net of expenses and taxes (if applicable), are passed along to the corresponding Underlying Assets’ shareholders as “ordinary income.” In addition, the corresponding Underlying Assets realize capital gains or losses whenever they sell securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your notes are linked only to the price of the applicable Underlying Assets, you will not be entitled to receive income, dividend, or capital gain distributions from the applicable Underlying Assets or any equivalent payments.

“iShares®” is a registered mark of BTC.  BTC has licensed certain trademarks and trade names of BTC for our use. The notes are not sponsored, endorsed, sold, or promoted by BTC, or its affiliates, including BFA. Neither BTC nor BFA makes any representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. Neither BTC nor BFA shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the notes or in connection with our use of information about the applicable Underlying Assets.

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices.  MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe.  The equity universe is defined by:

•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes.  A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market.  Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size−segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices.  In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment.  All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability, and low index turnover. In particular, index maintenance involves:

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor any of our affiliates, including BMO Capital Markets Corp., accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in the MSCI Emerging Markets Index, or any successor to the index. MSCI does not guarantee the accuracy or the completeness of the MSCI Emerging Markets Index, or any data included in the index. MSCI assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the MSCI Emerging Markets Index. MSCI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the MSCI Emerging Markets Index, or the manner in which the index is applied in determining the amount payable on the notes at maturity.

Historical Information of the Underlying Assets

The following tables set forth the high and low closing prices for each Underlying Asset from the first quarter of 2009 through July 25, 2012.

The historical prices of the Underlying Assets are provided for informational purposes only. You should not take the historical prices of the applicable Underlying Asset as an indication of its future performance, which may be better or worse than the prices set forth below.

Closing Prices of the PowerShares QQQ Trust, Series 1

		High ($)	Low ($)

2009	First Quarter	31.50	25.74
	Second Quarter	36.95	30.77
	Third Quarter	42.65	34.53
	Fourth Quarter	46.22	40.88

2010	First Quarter	48.39	42.64
	Second Quarter	50.52	42.71
	Third Quarter	49.66	42.46
	Fourth Quarter	54.89	48.48

2011	First Quarter	58.89	54.17
	Second Quarter	59.23	53.79
	Third Quarter	59.60	50.03
	Fourth Quarter	58.94	51.14

2012	First Quarter	68.22	56.90
	Second Quarter	68.25	60.41
	Third Quarter (through July 25, 2012)	65.11	62.42

Closing Prices of the iShares® MSCI Emerging Markets Index Fund

		High ($)	Low ($)

2009	First Quarter	27.09	19.94
	Second Quarter	34.64	25.65
	Third Quarter	39.29	30.75
	Fourth Quarter	42.07	37.56

2010	First Quarter	43.22	36.83
	Second Quarter	43.98	36.16
	Third Quarter	44.77	37.59
	Fourth Quarter	48.58	44.77

2011	First Quarter	48.69	44.63
	Second Quarter	50.21	45.50
	Third Quarter	48.46	34.95
	Fourth Quarter	42.80	34.36

2012	First Quarter	44.76	38.23
	Second Quarter	43.54	36.68
	Third Quarter (through July 25, 2012)	39.91	37.42

Closing Prices of the iShares® MSCI EAFE Index Fund

		High ($)	Low ($)

2009	First Quarter	45.44	31.69
	Second Quarter	49.04	38.57
	Third Quarter	55.81	43.91
	Fourth Quarter	57.28	52.66

2010	First Quarter	57.96	50.45
	Second Quarter	58.03	46.29
	Third Quarter	55.42	47.09
	Fourth Quarter	59.46	54.25

2011	First Quarter	61.91	55.31
	Second Quarter	63.87	57.10
	Third Quarter	60.80	46.66
	Fourth Quarter	55.57	46.45

2012	First Quarter	55.80	49.15
	Second Quarter	55.51	46.55
	Third Quarter (through July 25, 2012)	50.75	47.62